Exhibit 5.3

27 August, 2013

BY EMAIL AND POST

Tronox Finance LLC (the “Issuer”)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

Dear Sirs,

1	Scope and purpose of opinion

1.1	We have acted as counsel to the Issuer and Tronox International Finance LLP, a limited liability partnership incorporated in England & Wales (the “Company”) in connection with the Company’s proposed guarantee pursuant to a notation of guarantee in the form set out in exhibit E (the “Notation of Guarantee”) of the indenture dated August 20, 2012 (the “Indenture”) of exchange notes in an aggregate principal amount of $900,000,00 (the “Exchange Notes”) to be issued by the Issuer in connection with an exchange offer (the “Offering”) to be made pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission on or about 31 July 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended.

1.2	This letter is limited to English law in force at the date of this letter as currently applied and interpreted by the English courts (and references to “English law” and to the “laws of England and Wales” are to be construed accordingly). We do not assume any obligation and are under no duty to provide you with any opinion or advice after the date of this letter by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

1.3	This letter is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion on the laws of any other jurisdiction and you should note the assumptions and qualifications regarding other laws contained in this letter.

IS A MULTINATIONAL PRACTICE, THE PARTNERS OF WHICH ARE SOLICITORS OR REGISTERED FOREIGN

LAWYERS (ADMITTED IN THE U.S. AND OTHER JURISDICTIONS), AND IS AUTHORIZED AND REGULATED BY THE SOLICITORS REGULATION

AUTHORITY (SRA NUMBER 349107). A LIST OF THE PARTNERS, GIVING EACH PARTNER’S PROFESSIONAL QUALIFICATION

AND JURISDICTION OF QUALIFICATION IS OPEN TO INSPECTION AT THE ADDRESS ABOVE.

ASSOCIATED OFFICES

Chicago	Hong Kong	Los Angeles	Munich	NewYork	Palo Alto	San Francisco	Shanghai	Washington, D.C.

1.4	For the purposes of issuing this letter, we have examined and relied on the documents and records listed in Schedule 1 (Documents) and our opinion is based on those documents and the matters of fact stated therein or that can be inferred therefrom.

1.5	Unless otherwise defined in this letter, capitalised terms defined in the Notation of Guarantee have the same meaning when used in this letter.

1.6	The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 2 (Assumptions) and Schedule 3 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to particular opinions unless expressly noted therein. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be read or implied as restricted by it.

2	Opinions

2.1	The opinions in the paragraphs below are based on the documents and records that we have examined and are subject to the assumptions set out in Schedule 2 (Assumptions), the qualifications and reservations set out in Schedule 3 (Qualifications) and to any matters not disclosed to us. The opinions are strictly limited to the matters stated below and do not extend to any other matters.

2.2	Status: The Company is a limited liability partnership duly incorporated under the Limited Liability Partnerships Act 2000.

2.3	Corporate capacity and authority: The Company has the power to enter into, and perform the obligations described in, the Notation of Guarantee to which it is a party and has taken all necessary corporate action to authorise the entry into and delivery, and performance by it of the obligations described in, Notation of Guarantee to which it is a party.

3	Disclosure and reliance

3.1	This letter is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(v)(i) of Regulation S-K promulgated under the United States Securities Act of 1933, as amended.

3.2	We have also been asked to permit disclosure of copies of this opinion to, and reliance on it by, the purchasers in the Offering (each a “Noteholder” and together the “Noteholders”).

3.3	This opinion is subject to the following:

(a)	we have not advised any Noteholder on the content of the Notation of Guarantee or its rights and obligations under the Notation of Guarantee or assisted it in any way in relation to the negotiation of the Notation of Guarantee or those rights and obligations, as to which it has been responsible for having taken such advice as it considers appropriate in the circumstances, including its own counsel (if it has appointed counsel);

(b)	we accept a duty of care to the Noteholders only in relation to the matters opined on in this letter, but we do not owe, and the issuance of this letter is not to be taken as implying that we owe, any Noteholder any wider duty of care in relation to the transactions contemplated by the Notation of Guarantee or the commercial or financial implications thereunder;

(c)	the fact that we have provided this letter to you and permitted disclosure of copies of this opinion to the Noteholders will not restrict us from representing and advising our clients (if they so request) in relation to any matter, including relating to the Notation of Guarantee (including in litigation, arbitration or any other dispute resolution procedure) at any time in the future (whether or not adverse to a Noteholder or any of its affiliates and whether or not separate advisers are retained on any such matter by a Noteholder) (a “Representation”) or have created any client relationship between us and you or any other Noteholder; and

(d)	the fact that we have provided this opinion to you and permitted disclosure of copies of this opinion to the Noteholders shall not be deemed to have caused us any conflict of interest in relation to acting on any Representation, Kirkland & Ellis International LLP will not breach any duty that we may owe to you or any of your affiliates by accepting any Representation and each Noteholder will not, for itself or any other entity or person, assert that Kirkland & Ellis International LLP is disqualified from acting on any Representation by reason of our having provided this letter to you.

3.4	Except as permitted in paragraphs 3.1 and 3.2, without our written consent no person may rely on this letter for any purpose and this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document or in any other document or communication or made public in any other way.

3.5	We hereby disclaim all responsibility to any person other than the Issuer and the Noteholders in relation to this opinion or otherwise.

3.6	We agree that this letter may be disclosed (a) where required by applicable law, provided that you promptly notify us of any request to disclose or disclosure (to the extent permitted to do so by applicable law); and (b) to your professional advisers on a “need to know” basis and on the basis that the person to whom it is disclosed agrees in favour of us to keep it confidential and (c) as a filing with the Securities and Exchange Commission as an exhibit to the Registration Statement.

3.7	For the avoidance of doubt, in no circumstances can any person that this letter is provided to pursuant to paragraph 3.6 above rely on this letter, except that this letter may be relied upon by the addressee and the purchasers in the Offering.

Yours faithfully,

/s/ Kirkland & Ellis International LLP

Kirkland & Ellis International LLP

SCHEDULE 1

DOCUMENTS

Documents covered by this opinion

1	The Notation of Guarantee.

Other documents and records

2	The Registration Statement.

3	A signed copy of the Indenture.

4	A certified copy of the certificate of incorporation and the LLP agreement dated 10 May 2012 (the “Constitutional Documents”).

5	A copy of the unanimous written resolution of the partners of the Company in lieu of a meeting dated 16 August 2012 approving, among other things, entry into the Indenture (“Board Approval” and together with the Constitutional Documents, the “Corporate Authorisations”).

SCHEDULE 2

ASSUMPTIONS

1	That the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time it enters into the Notation of Guarantee and will not, as a result thereof, be unable to pay its debts within the meaning of that section.

2	That each person (other than the Company) which is a party to, or a beneficiary under, the Notation of Guarantee is duly incorporated or organised and existing and has the capacity, power and authority to execute and deliver the terms of the Notation of Guarantee and/or the transactions contemplated thereby and to perform its obligations thereunder under all applicable laws and regulations and that each such party has duly authorised that execution, delivery and performance including, without limitation, the granting of any guarantee, indemnity or security created thereby.

3	That in respect of the Board Approval:

(a)	the resolutions referred to in it were duly passed by duly appointed members of the Company by way of written resolution in which all constitutional, statutory and other formalities (including, for example, that the required quorum was present and all relevant interests of directors were disclosed) were duly observed;

(b)	it correctly records the subject matter which it purports to record; and

(c)	the conclusions therein as to the commercial justification for the execution and delivery of the Notation of Guarantee to which that Board Approval relates was reached by the Company in good faith for its benefit, for the purposes of its business, on arm’s length terms, in accordance with all relevant fiduciary and other duties and in accordance with all applicable laws and the constitutional documents of the Company and were conclusions at which such directors could reasonably arrive.

4	That the Corporate Authorisations have not in any way been modified, amended, annulled, rescinded or revoked and are in full force and effect and that no further resolutions of the members of the Company have been passed, or corporate or other action taken, which would or might alter the effectiveness of the Corporate Authorisations.

5	The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of any party to the Notation of Guarantee or their respective directors, employees, officers, agents and advisors, that no party to the Notation of Guarantee held a belief that it was fundamentally different in substance or in kind from what the Notation of Guarantee actually was, that the Notation of Guarantee has not been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, the Notation of Guarantee and that the Notation of Guarantee has been entered into, and will be carried out, by each party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arms’ length commercial terms.

6	That the documents listed in Schedule 1 (Documents) of this letter are up to date, have not been amended or modified and contain all relevant information which is material for the purposes of our opinion and there is no amendment or modification thereto, or other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Notation of Guarantees or any other fact, matter or circumstance which renders or could render such information inaccurate, incomplete or misleading or which affects or could affect the conclusions stated in this letter and that the execution, delivery, issue and performance of the Notation of Guarantees will not result in any breach of the constitutional documents of the Company or any instrument, agreement or obligation to which the Company is a party or to which it is subject as the case may be.

7	That all signatures, stamps, seals and markings on all documents submitted to us are genuine, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter and that all factual statements contained in all documents examined by us (including any factual matter represented by a party to a document) are correct, complete and fair.

8	That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document.

SCHEDULE 3

QUALIFICATIONS

1	No opinion is expressed as to matters of fact.

2	We do not express any opinion as to any taxation matters or consequences which will or may arise as a result of any transaction effected in connection with any Notation of Guarantee or the rights of remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purpose “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes).

3	This opinion does not cover any laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter.

4	If (i) the Notation of Guarantee will not promote the success of the Company or is not for the benefit of its members as a whole; (ii) any guarantee or indemnity contained in the Notation of Guarantee was not given for legitimate purposes of the Company; or (iii) the members of the Company have in any meeting of the Company imposed any restriction on its ability to give guarantees or indemnities, then it is possible that such guarantee and indemnity could be void or voidable at the instance of the shareholders of the Company or on the grounds that the directors of the Company did not discharge their fiduciary duties in causing the Company to enter into the Notation of Guarantee or on the grounds that it is ultra vires the corporate powers, objects and capacity of the Company. These are factual matters as to which we have made no enquiry, as to which a directors’ certificate will not necessarily be conclusive and as to which we express no opinion.